Exhibit 1A-2.5

Filed in the Office of Secretary of State State Of NevadaBusiness NumberE0611172012-6Filing Number20211464365Filed On5/17/2021 2:06:00 PMNumber of Pages2

Filed in the Office of	Business Number E0611172012-6
Barbara K. Cegavske	Filing Number 20211464365
Secretary of State State Of Nevada	Filed On 5/17/2021 2:06:00 PM
	Number of Pages 2

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
× **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Bemax Inc. Entity or Nevada Business Identification Number (NVID): E0611172012-6
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series C Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. × Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* 60,000,000 shares of Series C Preferred Stock with par value of $0.0001. (see the attached additional page)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 05/14/2021

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Additional Page Section 6 Resolution

6. Resolution: 60,000,000 shares of Series C Preferred Stock with par value of $0.0001. Each share of Series C Preferred Stock shall have 500 votes on all matters brought before a meeting of shareholders, and the Series C Stock will vote alongside the Common Stock and not vote as a separate class. Each share of Series C Preferred Stock shall be converted into 25 shares of Common Stock at any time, from time to time, beginning on the first day following the 181 days anniversary of issuance. In the event that the Board of Directors declares a dividend on the Common Stock, the holders of the Series C Preferred Stock will be entitled to receive an equivalent dividend as if the Series C Preferred Stock had been converted into Common Stock prior to the declaration of such dividend. In the event the Common Stock is split(on a forward basis only) after the date this Certificate is filed with, and approved by, the Secretary of State of Nevada, then the voting and conversion rights of the Series C Preferred Stock shall be adjusted to reflect such forward stock split. The shares of Series C Preferred Stock have no liquidation rights.